Exhibit 10.27

November 8, 2007

Kevin Hell

14460 Caminito Lazanja

San Diego, CA 92127

Dear Kevin,

This letter (“Letter Amendment”) amends the prior offer letter as between you and DivX, Inc. (“DivX” or the “Company”) dated November 21, 2002 (“Original Letter’), and as amended by the February 2, 2005 and July 23, 2007 amendment letters (the Original Letter together with the February 2, 2005 and July 23, 2007 amendment letters, the “Offer Letter”).

As condition of your further employment at DivX and your assumption of the title of Chief Executive Officer of DivX, and your appointment to the Board of Directors, as of October 31, 2007, you and DivX agree as follows:

(a)	Your base salary (e.g. not including any bonus or other payments) will be $350,000 per year, paid in accordance with the Company’s normal pay periods.

(b)	DivX will grant you a non-qualified stock option to purchase 475,000 shares of the Company, such options to vest over four (4) years without a cliff, vesting 1/48 per month for 48 months, and to be granted and priced pursuant to the Company’s Option Grant Policy and 2006 Equity Incentive Plan.

This Letter Amendment, together with the Offer Letter as modified by this letter, constitutes all terms and conditions of your employment by DivX and supersedes any previous written or verbal commitments by DivX. The terms and conditions of the Letter Amendment or the Offer Letter may not be amended, waived or altered except by written agreement as between you and an authorized officer of DivX.

Please acknowledge your agreement to the terms and conditions of this letter effective as of the date set forth above.

DivX, Inc.

By:	/s/ R. Jordan Greenhall
R. Jordan Greenhall
Chairman of the Board of Directors

Acknowledged and agreed:

By:	/s/ Kevin Hell
Kevin Hell

11/8/07
Dated